Exhibit 99.1

FOR IMMEDIATE RELEASE

TECO ENERGY ANNOUNCES AGREEMENT

TO SELL ITS TECO COAL SUBSIDIARY

TAMPA, Fla. (Oct. 20, 2014) — TECO Energy Inc. (NYSE:TE) today announced that it has signed an agreement to sell its coal mining subsidiary, TECO Coal and its subsidiaries, to Cambrian Coal Corporation, a member of the Booth Energy Group. The total sales price of $170 million includes future contingent consideration of $50 million if certain coal benchmark prices reach certain levels over the next five years. The $120 million cash base purchase price is subject to post-closing adjustments.

The sale is expected to close by year end, subject to the purchasers obtaining financing, and other normal closing conditions. TECO Energy expects to use sale proceeds to repay debt and for general corporate purposes.

As a result of the agreement, in the third quarter of 2014, TECO Coal will be classified as an asset held for sale and its operating results will be reported as discontinued operations. TECO Energy will record a non-cash valuation adjustment of approximately $65 million, after tax, to the carrying value of TECO Coal to reflect the sales price.

TECO Energy Chief Executive Officer John Ramil said, “This transaction will result in a complete exit from the coal mining business. TECO Coal has been an important component of TECO Energy’s business mix since the mid-1970s, contributing strong earnings and cash flow for many years. We appreciate the dedicated team members at TECO Coal and the contributions they have made to TECO Energy’s success.”

Ramil went on to say, “When this transaction closes, it will complete a long journey returning TECO Energy to its core utility businesses. I would like to thank all those who have successfully contributed over the years to positioning our company to completely focus on growing our strong utility operations.”

In connection with the signing of this agreement, TECO Coal is issuing a Worker Adjustment and Retraining Notice (WARN) to all of its team members to allow the new owners maximum flexibility in the operations of the company.

J.P. Morgan Securities LLC acted as TECO Energy’s financial advisor, and Skadden, Arps, Slate, Meagher & Flom, LLP acted as its legal advisors. Deutsche Bank Securities, Inc. acted as exclusive financial advisor, and Frost Brown Todd acted as legal advisors to Cambrian Coal Corporation.

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TECO Energy Inc. (NYSE: TE) is an energy-related holding company with regulated electric and gas utilities in Florida and New Mexico. Tampa Electric serves more than 700,000 customers in West Central Florida; Peoples Gas System serves more than 350,000 customers across Florida; and New Mexico Gas Co. serves more than 513,000 customers across New Mexico. Other TECO Energy subsidiaries include TECO Coal, which owns and operates coal-production facilities in Kentucky, Tennessee and Virginia.

Note: This press release contains forward-looking statements, which are subject to the inherent uncertainties in predicting future results and conditions. Actual results may differ materially from those forecasted. The forecasted results are based on the company’s current expectations and assumptions, and the company does not undertake to update that information or any other information contained in this press release, except as may be required by law. Factors that could impact actual results include: the ability of the purchaser to obtain suitable financing, for other closing conditions to be satisfied or waived, and for TECO Energy to successfully close the sale transaction. Additional information is contained under “Risk Factors” in TECO Energy, Inc.’s Annual Report on Form 10-K for the period ended Dec. 31, 2013, and as updated in subsequent filings with the Securities and Exchange Commission.

Contact:	News Media: Cherie Jacobs - (813) 228-4945 Investor Relations: Mark Kane – (813) 228-1772 Internet: www.tecoenergy.com